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Exhibit 99.1

            China Direct, Inc. Enters Zinc Industry through New Joint
                          Venture with Chengfeng Zinc

BOCA RATON, FL - September 4, 2007 - (PR Newswire) - China Direct, Inc. (OTCBB:
CHND), a company maintaining active, majority stakes in a diversified portfolio of Chinese companies as well as offering consulting services for both private and publicly traded Chinese entities, announced today that its has entered into an agreement with Chengfeng Zinc Processing Plant ("Chengfeng") to form a joint venture, CDI Chengfeng Zinc Company, Limited. China Direct's ownership in the new venture will be through its wholly owned subsidiary, CDI Shanghai Management Company Limited, in order to take advantage of certain tax incentives available in the region. The new joint venture will have an initial processing capacity of 1,000 tons of zinc rock per day which will yield approximately 8.5 tons of Zinc Sulphide daily or approximately 2,000 tons of Zinc Sulphide per year. Zinc Sulphide (ZnS) is used as raw material to produce pure Zinc. The transaction, which is subject to due diligence requirements, auditing and regulatory approvals is expected to close during the fourth quarter of 2007.

Management estimates that this new joint venture's current manufacturing facilities will generate approximately $4 to $5 million in annual sales and expects net profit margins of approximately 30% to 40% when fully operational. China Direct will provide a total investment of $1.02 million as working capital for a 51% stake in the joint venture while Chengfeng will use its fixed assets of approximately $0.983 million for the remaining 49% stake. China Direct will invest the $1.02 million in two installments, with the first $400,000 being invested at closing and the remaining $602,000 to be invested on or before March 31, 2008.

As part of the agreement, China Direct will invest an additional $620,000 of its profits from the joint venture to build another manufacturing line that will yield 2,000 tons of ZnS per year valued at $5 to $6 million in annual revenue with 30% to 40% in net profit margin in 2008. Upon completion of the second manufacturing line, management estimates the joint venture will generate $9 to $10 million in annual revenues with 30% to 40% in net profit margin.

Chengfeng has the use rights for three mining sites in Huayuan County, Hunan Province, which has been approved by the local government. The total zinc reserves in the mining area where Chengfeng's mines are located are estimated to be 270,000 tons of zinc valued at approximately $700 million at the current prices according to a report released by Mining Area Technical Support of Huayuan County Government in August 2007. Management intends to explore obtaining additional mining rights in the future to increase its overall reserves.

Dr. James Wang, CEO of China Direct, stated, "We are very excited with this new joint venture, as the areas in Huayuan County, Hunan Province have the 2nd largest Zinc reserves located in China. This joint venture represents our first strategic move into the Zinc industry. The addition of this new joint venture is a complimentary vertical to our strong focus on metals and resources found in China. Overall, we continue to experience strong results in our magnesium operations and believe we can have similar success with Zinc. Management believes that the Zinc production industry in this Chinese province will experience consolidation and that this joint venture will be our first step in establishing a strong foothold in the Chinese Zinc market."

About China Direct, Inc.

China Direct, Inc. (OTCBB: CHND) maintains active, majority stakes in a diversified portfolio of Chinese companies as well as offering consulting services for both private and publicly traded Chinese entities. China Direct provides a platform to develop and nurture these entities as they expand their businesses globally. As a direct link to China, our Company serves as a vehicle to allow investors to directly participate in the rapid growth of Chinese economy in a diversified and balanced manner. For more information about China Direct, please visit http://www.cdii.net.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and, condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Investor Relations,

HC International, Inc.
Alan Sheinwald, Partner
Tel: (914) 669-0222
Email: Alan.Sheinwald@HCinternational.net

Company,

China Direct, Inc.
Richard Galterio, Executive Vice President
Tel: 1-877-China-57
Email: Richard@cdii.net